Exhibit 99.2

IN THE UNITED STATES DISTRICT COURT

FOR THE NORTHERN DISTRICT OF CALIFORNIA

MONOLITHIC POWER SYSTEMS, INC., a Delaware corporation,	No. C 04-2000 CW (consolidated with No. C 06-2929 CW) ORDER DENYING MPS’ MOTION FOR SUMMARY JUDGMENT OF INVALIDITY OF THE ‘722 PATENT AND DENYING ASUSTEK’S MOTION FOR SUMMARY JUDGMENT
Plaintiff
v.
O2 MICRO INTERNATIONAL LIMITED, a Cayman Island corporation,
Defendant.

AND RELATED COUNTERCLAIMS

O2 MICRO INTERNATIONAL LIMITED, a Cayman Island corporation,

Plaintiff,

v.

MONOLITHIC POWER SYSTEMS, INC., a Delaware corporation, et al.,

Defendants.

AND RELATED COUNTERCLAIMS AND CROSS-CLAIMS

Plaintiff Monolithic Power Systems, Inc. (MPS) moves for summary judgment that Defendant O2 Micro International Limited’s U.S. Patent No. 6,396,722 (the ‘722 patent) is invalid for failure to comply with 35 U.S.C. § 112, the best mode disclosure requirement of the Patent Act. Counterclaim Defendant Advanced Semiconductor Manufacturing Corporation (ASMC) joins in MPS’ motion. O2 Micro opposes the motion. ASUSTeK Computers, Inc., Defendant in case number 06-2929, which was consolidated with this action, separately moves for summary judgment that the ‘722 patent and O2 Micro’s U.S. Patents No. 6,259,615 (the ‘615 patent) and No. 6,804,129 (the ‘129 patent)1 are invalid for failure to comply with the best mode disclosure requirement. The matter was heard on October 27, 2006. Having considered all of the papers filed by the parties, the evidence cited therein and oral argument, the Court denies MPS’ motion and denies ASUSTeK’s motion to the extent it concerns the ‘722 patent; however, to the extent ASUSTeK’s motion concerns the ‘615 and ‘129 patents, the motion is denied as moot.

BACKGROUND

The ‘722 patent held by O2 Micro is titled “High Efficiency Adaptive DC/AC Converter.” It shares the same specification as the ‘129 and ‘615 patents: the ‘129 patent is a continuation of the ‘722 patent, which is a continuation ‘615 patent. The inventor of the patents is Dr. Yung-Lin Lin.

[1]

On October 11, 2006, the Court signed O2 Micro's stipulated dismissal with prejudice of its claim concerning the '129 patent. Thus, this patent is no longer at issue. The Court also granted summary judgment in favor of ASUSTeK that it does not infringe the '615 patent and, thus, that patent is no longer at issue.

The patents claim a DC to AC inverter circuit, more specifically, a high efficiency controller circuit that regulates power delivered to a load using a zero-voltage-switching technique. The general utility for the invention is as a circuit for driving one or more Cold Cathode Fluorescent Lamps (CCFLs) and the abstract refers to the invention as a “CCFL power circuit converter.” Both preferred embodiment disclosures are inverter circuits for driving CCFL loads. However, the specification notes that the “invention should be broadly construed as a power converter circuit and methodology independent of the particular load for a particular application.” The claim language makes no mention of a particular load or application with which the claimed invention is intended to work.2 According to the specification, “those

[2]	For example, claim 1 of the '722 patent provides:

A DC to AC inverter circuit, comprising:

an input voltage source; a plurality of switches arranged in a full bridge configuration wherein opposite corners of said full bridge configuration being selectively coupled to said voltage source;

a transformer having a primary side and a secondary side, said primary side being selectively coupled to said voltage source in an alternating fashion through said full bridge switch configuration;

a load coupled to said secondary side of said transformer; a pulse generator circuit generating a first pulse signal for driving one of the corner switches of said full bridge configuration;

a feedback control loop circuit receiving a feedback signal indicative of power being supplied to the load and adapted to generate a second pulse signal for controlling the conduction state of a switch on the opposite corner of said switch being controlled by said first pulse signal, skilled in the art will recognize that the present invention can be utilized with any load where high efficiency and precise power control is required.”

In 1997, Dr. Lin began working on the invention claimed in the ‘615 and ‘722 patent. The next year, he continued to work on his invention and began to work on a transformer known as the CIUH8D series. Dr. Lin testified that his work on the CIUH8D transformer was part of his diligence in reducing to practice the invention claimed in the patents. He spent six to eight months working on the CIUH8D transformer, which was designed to be placed on a demonstration inverter board manufactured by Taiwan Sumida for use in notebook computers. Dr. Lin tested the inverter circuit claimed in the patents-in-suit with the CIUH8D transformer and the transformer worked very well. Specifically, the transformer was “low cost” and smaller than other transformers in the market at that time; it ran cool and provided good efficiency.

Although it is not clear when Dr. Lin reduced the CIUH8D transformer to practice, the parties do not dispute that it was reduced to practice before Dr. Lin filed a provisional patent application concerning the inverter circuit claimed in the patents-in-suit. Nor is it disputed that the applications that led to the issuance of the patents-in-suit, and the patents themselves, did not identify or specify any characteristics of the CIUH8D transformer. The patents do not specify the size of the transformer used with the claimed invention; they do not specify the size of the wire used, how the wires are terminated or the gap provided in transformer of the claimed invention.

said second pulse signal having a first state which overlaps said first pulse signal to deliver an amount of power to said load determined by said feedback signal, and a second state which overlaps the first signal with a predetermined minimum overlap to deliver a predetermined minimum power to the load.

Instead, Dr. Lin and O2 Micro maintained the design of the CIUH8D transformer as a trade secret. O2 Micro accused MPS of misappropriating its transformer trade secret, as well as other trade secrets, in O2 Micro International Limited v. Monolithic Power Systems, Inc., C 01-3995 CW. During trial, MPS argued that O2 Micro’s transformer was not a trade secret. But the jury found otherwise. Based in part on Dr. Lin’s testimony concerning the CIUH8D transformer design, the jury awarded O2 Micro $12 million in unjust enrichment damages for MPS’ willful misappropriation of O2 Micro’s transformer trade secret.3

LEGAL STANDARD

Summary judgment is properly granted when no genuine and disputed issues of material fact remain, and when, viewing the evidence most favorably to the non-moving party, the movant is clearly entitled to prevail as a matter of law. Fed. R. Civ. P. 56; Celotex Corp. v. Catrett, 477 U.S. 317, 322-23 (1986); Eisenberg v. Ins. Co. of N. Am., 815 F.2d 1285, 1288-89 (9th Cir. 1987).

The moving party bears the burden of showing that there is no material factual dispute. Therefore, the court must regard

[3]

The Court later concluded that O2 Micro had failed to prove unjust enrichment damages for misappropriation of the transformer design trade secret and, in lieu of the jury's unjust enrichment damages award, awarded O2 Micro a reasonable royalty and exemplary damages.

as true the opposing party’s evidence, if supported by affidavits or other evidentiary material. Celotex, 477 U.S. at 324; Eisenberg, 815 F.2d at 1289. The court must draw all reasonable inferences in favor of the party against whom summary judgment is sought. Matsushita Elec. Indus. Co. v. Zenith Radio Corp., 475 U.S. 574, 587 (1986); Intel Corp. v. Hartford Accident & Indem. Co., 952 F.2d 1551, 1558 (9th Cir. 1991).

Material facts which would preclude entry of summary judgment are those which, under applicable substantive law, may affect the outcome of the case. The substantive law will identify which facts are material. Anderson v. Liberty Lobby, Inc., 477 U.S. 242, 248 (1986). Where the moving party bears the burden of proof on an issue at trial, it must, in order to discharge its burden of showing that no genuine issue of material fact remains, make a prima facie showing in support of its position on that issue. UA Local 343 v. Nor-Cal Plumbing, Inc., 48 F.3d 1465, 1471 (9th Cir. 1994). That is, the moving party must present evidence that, if uncontroverted at trial, would entitle it to prevail on that issue. Id.; see also Int’l Shortstop, Inc. v. Rally’s, Inc., 939 F.2d 1257, 1264-65 (5th Cir. 1991). Once it has done so, the non-moving party must set forth specific facts controverting the moving party’s prima facie case. UA Local 343, 48 F.3d at 1471. The nonmoving party’s “burden of contradicting [the moving party’s] evidence is not negligible.” Id. This standard does not change merely because resolution of the relevant issue is “highly fact specific.” Id.

DISCUSSION

MPS and ASUSTeK seek summary adjudication that the ‘722 patent is invalid for failure to disclose the best mode. Title 35 U.S.C. § 112 requires that a patent specification “shall set forth the best mode contemplated by the inventor of carrying out the invention.” The Federal Circuit instructs that patents which do not adequately disclose a preferred embodiment of the invention are invalid for failure to satisfy the best mode requirement; patents which fail to disclose aspects of making or using the claimed invention, if the undisclosed matter materially affects the properties of the claimed invention, are also invalid for failure to satisfy the best mode requirement. Bayer AG v. Schein Pharmaceuticals, Inc., 301 F.3d 1306, 1319 (Fed. Cir. 2002). As the Federal Circuit explains, “The purpose of the best mode requirement is to ensure that the public, in exchange for the rights given the inventor under the patent laws, obtains from the inventor a full disclosure of the preferred embodiment of the invention.” Dana Corp. v. IPC Ltd. Partnership, 860 F.2d 415, 418 (Fed. Cir. 1988).

The “best mode inquiry is directed to what the applicant regards as the invention, which is in turn measured by the claims.” Teleflex, Inc. v. Ficosa North American Corp., 299 F.3d 1313, 133031 (Fed. Cir. 2002). Determining whether a patent complies with the best mode requirement consists of a two-part factual analysis. N. Telecom Ltd. v. Samsung Elec. Co., 215 F.3d 1281, 1286 (Fed. Cir. 2000); Chemcast Corp. v. Arco Indus. Corp., 913 F.2d 923, 92728 (Fed. Cir. 1990). The first inquiry is whether the inventor considered a particular mode of practicing his or her invention superior to all other modes. The Federal Circuit instructs, “This inquiry is wholly subjective; that is, it focuses on the inventor’s state of mind at the time he filed his patent application.” N. Telecom Ltd., 215 F.3d at 1286. The second inquiry is objective and inquires whether the inventor’s disclosure is adequate to enable one of ordinary skill of the art to practice the best mode of the invention. Id. Because patents are presumed to be valid, MPS and ASUSTeK have the burden of establishing by clear and convincing evidence that the ‘722 patent is invalid for failure to comply with the best mode requirement. United States Gypsum Co. v. National Gypsum Co., 74 F.3d 1209, 1212 (Fed. Cir. 1996).

MPS and ASUSTeK contend that Dr. Lin considered his CIUH8D transformer superior to other transformers for carrying out his inverter circuit invention and, yet, he failed to disclose it in the application, in violation of the best mode requirement. They provide clear and convincing evidence that Dr. Lin considered the CIUH8D transformer to be a superior product. They point out, for example, that Dr. Lin believed, prior to filing the applications for the patents-in-suit, that his transformer would be a “leading product” in CCFL applications. During trial, he referred to the CIUH8D transformer as “my boy.” And O2 Micro does not dispute that the CIUH8D transformer is a superior product for driving a CCFL.

Although the CIUH8D transformer is a superior product, it is not part of the claimed invention. The claimed invention is not a patent on a transformer. Rather, the claimed invention is directed to power switching and feedback control circuit circuitry within a power controller. It does not claim, or require, any particular transformer specification, other than having a primary side and a secondary side, because it was designed to be applied to many different applications and products. Dr. Lin designed the CIUH8D transformer for a particular application; it is not part of the claimed invention and, therefore, it need not have been disclosed.

CONCLUSION

For the foregoing reasons, the Court DENIES MPS’ Motion for Summary Judgment that the Claims of the O2 Micro ‘722 Patent are not Valid (Docket No. 132). ASUSTeK’s Motion for Summary Judgment that the claims are invalid for failure to disclose the best mode (Docket No. 169 in Case No. 04-CV-359 TJW) is DENIED to the extent it concerns the ‘722 patent; to the extent the motion concerns the ‘615 and ‘129 patents, however, it is DENIED as MOOT.

IT IS SO ORDERED.

Dated: 2/8/07	/s/ CLAUDIA WILKEN
CLAUDIA WILKEN United States District Judge

9